IASG Elects Jason Mudrick to Board of Directors and Announces Board Resignations

Albany, New York (June 16, 2006) - Integrated Alarm Services Group, Inc. (NASDAQ—IASG) announced today that Jason Mudrick was elected to IASG’s Board of Directors. Mr. Mudrick is a Portfolio Manager at Contrarian Capital Management, L.L.C., an investment firm based in Greenwich, CT. (“Contrarian”). Prior to joining Contrarian in 2001, Mr. Mudrick was an associate in the Mergers & Acquisitions Investment Banking Group at Merrill Lynch & Co. Mr. Mudrick has an undergraduate degree in political science from the College of the University of Chicago and a juris doctorate from Harvard Law School. Mr. Mudrick currently serves on the Board of Directors of Safety-Kleen Systems, Inc.

“We are pleased to have Jason join the IASG Board,” said John Mabry, Chairman of the Board of IASG. “He brings a strong investor-oriented understanding of IASG and shares the Board’s interest in maximizing shareholder value.”

Contrarian is the beneficial owner of approximately 3.2 million shares of IASG as of June 16, 2006. Mr. Mudrick has volunteered to forgo compensation for his services on the Board of Directors.

The Board also announced the receipt of letters of resignation from IASG Board of Directors members Timothy M. McGinn and Thomas J. Few, Sr.

About IASG

Integrated Alarm Services Group provides total integrated solutions to independent security alarm dealers located throughout the United States to assist them in serving the residential and commercial security alarm market. IASG's services include alarm contract financing including the purchase of dealer alarm contracts for its own portfolio and providing loans to dealers collateralized by alarm contracts. IASG, with 5,000 independent dealer relationships, is also the largest wholesale provider of alarm contract monitoring and servicing. For more information about IASG please visit our web site at http://www.iasg.us.

CONTACT:
Integrated Alarm Services Group, Inc.
Investor Relations:
Joseph L. Reinhart
518 426-1515